Exhibit (e)(2)

Confidential

GILEAD SCIENCES, INC.
MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Mutual Confidential Disclosure Agreement (“Agreement”) is made effective as of January 7, 2020 (the “Effective Date”) by and between Forty Seven, Inc., a Delaware corporation with offices at 1490 O’Brien Drive, Suite A, Menlo Park, California 94025, USA (“Company”), and Gilead Sciences, Inc., a Delaware corporation with offices at 333 Lakeside Drive, Foster City, California 94404, USA (together with its affiliates and subsidiaries, “Gilead”), and shall govern the disclosure by a party (“Discloser”) to the other party (“Recipient”).

1.                                      “Confidential Information” means all nonpublic information disclosed by or on behalf of Discloser in oral, written, electronic or other form or otherwise learned by Recipient under this Agreement, including but not limited to information on Discloser’s research, development, preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; business, products, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential matters related to Discloser; provided, however, that Confidential Information shall not include, and neither party shall disclose to the other party, any non-publicly disclosed chemical structures of its compounds or sequence information, including amino acid and nucleic acid sequences, of its proteins, molecules or other proprietary substances, unless such disclosure is requested in advance in writing by the Recipient and thereafter later agreed to in writing by both parties, in which case such disclosed chemical structures and/or sequence information (as specifically indicated in any such subsequent writing) shall be deemed Confidential Information of the Discloser under this Agreement.

2.                                      Confidential Information is being disclosed solely to enable the parties to evaluate, discuss, negotiate and possibly enter into and execute a business transaction involving each other (the “Purpose”).

3.                                      With respect to Discloser’s Confidential Information, Recipient agrees to:

(a)                                 use such Confidential Information solely for the Purpose and for no other purpose;

(b)                                 hold such Confidential Information in confidence and not to disclose such Confidential Information to others, except to its employees, consultants and representatives in connection with the Purpose who are subject to binding obligations of confidentiality and restricted use; and

(c)                                  protect the confidentiality of such Confidential Information using at least the same level of efforts and measures used to protect its own valuable confidential information, and at least commercially reasonable efforts and measures.

In addition, neither Company nor Gilead shall, without the other party’s consent, disclose to any other person (except for employees, consultants and representatives as permitted by Section 3(b) above) either the existence of this Agreement, the fact that investigations, discussions or negotiations are or may be taking place concerning a possible transaction or any facts related thereto (“Other Information”).

4.                                      The obligations of Section 3 shall not apply to any Confidential Information that:

(a)                                 Recipient knew before learning it under this Agreement, as demonstrated by written records predating the date it was learned under this Agreement;

(b)                                 is now, or becomes in the future, publicly available except by an act or omission of Recipient in violation of this Agreement;

(c)                                  a third party discloses to Recipient without any restriction on disclosure or breach of confidentiality obligations to which such third party is subject; or

(d)                                 Recipient independently develops without use of or reference to Discloser’s Confidential Information, as demonstrated by Recipient’s written records contemporaneous with such development.

Confidential

5.                                      Notwithstanding Section 3 above, Recipient may disclose Discloser’s Confidential Information and Other Information to the extent required under applicable law, rule, regulation or governmental order or pursuant to subpoena or other legal or regulatory process.

6.                                      Promptly following Discloser’s request for any reason, Recipient will either return to Discloser or destroy all Confidential Information of Discloser, including any copies, extracts, summaries, or derivative works to the extent containing such Confidential Information, and certify in writing to Discloser the completion of such return and/or destruction, provided, however, that Recipient may retain one copy in its legal archives solely for the purpose of monitoring Recipient’s surviving obligations under this Agreement.

7.                                      Discloser retains all right, title and interest in and to its Confidential Information. This Agreement does not and shall not be construed to give Recipient any right or license by implication or otherwise to any Confidential Information or under any intellectual property or other rights owned by or licensed to Discloser. Neither party has any obligation to continue discussions or negotiations or to enter into any transaction with the other party, and either party may terminate discussions or negotiations at any time.

8.                                      The term of this Agreement shall commence on the Effective Date and shall expire two (2) years thereafter; provided, that each party’s obligations under this Agreement as a Recipient shall survive expiration or termination of this Agreement and shall expire seven (7) years from the Effective Date.

9.                                      Recipient acknowledges that any actual or threatened breach of this Agreement may cause Discloser immediate and irreparable harm that cannot be adequately compensated by monetary damages, and therefore agrees that Discloser shall be entitled to seek equitable and injunctive relief for actual or threatened breach of this Agreement, in addition to any other remedies available at law or equity.

10.                               Any purported assignment or delegation by a party of this Agreement in whole or in part without the prior written consent of the other party shall be void. This Agreement shall be binding upon the parties, their successors and their permitted assigns.

11.                               This Agreement sets forth the complete, final and exclusive agreement between the parties and supersedes and terminates all prior and contemporaneous agreements and understandings between the parties related to the subject matter addressed herein. No amendment to, or waiver of right under, this Agreement is effective unless in writing signed by an authorized representative of both parties, and in the case of a waiver, signed by the party making such waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

12.                               This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute one agreement.

13.                               This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, regardless of any choice of law principles.

This Agreement is executed as of the Effective Date by the parties’ duly authorized representatives.

FORTY SEVEN, INC.		GILEAD SCIENCES, INC.

By:	/s/ Mark McCamish	By:	/s/ Daniel Tumas

Name:	Mark McCamish	Name:	Daniel Tumas

Title:	CEO	Title:	Executive Director, Corporate Development